Harman International PRESS RELEASE

August 26, 2003

FOR IMMEDIATE RELEASE Contact: Frank Meredith Chief Financial Officer Harman International Industries, Incorporated 818-893-8411
HARMAN INTERNATIONAL REPORTS RECORD FOURTH QUARTER AND FULL YEAR EARNINGS AND NEW AWARD FROM MERCURY

Washington, D.C. – Harman International Industries, Incorporated (NYSE:  HAR) today announced record earnings for the fourth quarter and full fiscal 2003 year.  Net sales for the quarter were $623.3 million compared to $501.4 million during the same period last year, an increase of 24 percent.  Net income for the quarter was $37.4 million, a 43 percent increase compared to net income of $26.1 million in the same period last year.  Earnings per diluted share were $1.10 for the quarter compared to $0.76 a year ago.

For the fiscal year ended June 30, 2003, the Company reported net sales of $2.229 billion, a 22 percent increase over net sales of $1.826 billion last year.  Fiscal 2003 net income was $105.4 million, an 83 percent increase versus net income of $57.5 million in the prior year.  Earnings per diluted share were $3.10 compared to $1.70 last year.

The Consumer Systems Group reported net sales of $1.783 billion for the twelve months ended June 30, 2003, compared to net sales of $1.401 billion in the prior year, an increase of 27 percent.  Professional Group net sales were $446.0 million for the twelve-month period versus $424.7 million  in the prior year, an increase of 5 percent.

Dr. Sidney Harman, Executive Chairman, and Bernard Girod, Vice Chairman and Chief Executive Officer commented:

“The Company achieved record net sales and earnings for the fourth quarter and fiscal year ended June 30, 2003.  During the year, our position as a leading supplier of audio and infotainment systems to an array of automotive customers was strengthened.  We added significant new strength in speech processing and hands-free microphones through the acquisition of Wavemakers, Inc., and we determined not to participate in the bidding for the Korean electronics firm, Autonet.

We launched new infotainment programs for Mercedes-Benz, BMW, Porsche and Audi.  The Company has been awarded branded audio business for three Mercury platforms for model year 2006.

Cash flow from operations was a record $148 million in the June quarter and $250 million for the fiscal year.  Cash balance at June 30 was $148 million and working capital as a percentage of sales was 15 percent.

We are proud of the Company’s performance in fiscal 2003 and look forward to the challenges and opportunities in fiscal 2004.”

At 4:30 p.m. EDT today, Harman International will host an analyst and investor conference call to discuss the results for the fourth quarter and twelve months ended June 30, 2003, and to offer management’s outlook for future periods.  To participate in the conference call, please call (888) 428-4479 or for international calls dial (612) 288-0329 prior to 4:30 p.m. EDT.  Please let the operator know that you would like to join the Harman International call.

A replay of the conference call will be available following the completion of the call at approximately 7:00 p.m. EDT.  The replay will be available through September 2, 2003.  To access the replay, please call (800) 475-6701 or for international calls (320) 365-3844.  The access code number is 694200.

Harman International Industries, Incorporated (www.harman.com) is a leading manufacturer of high-quality, high fidelity audio products and electronic systems for the consumer and professional markets.  The Company’s stock is traded on the New York Stock Exchange under the symbol: HAR.

Note:      Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act.  You should not place undue reliance on these statements.  We base these statements on particular assumptions that we have made in light of our industry experience, as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances.  These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to the effect of changes in consumer confidence and spending, automobile industry sales and production rates, model-year changeovers and customer acceptance in the automotive industry, our ability to satisfy contract performance criteria, availability of key components to the products we manufacture, competitive products, currency exchange rates, the outcome of pending or future litigation and other claims, labor disputes at our facilities and  those of our customers or common carriers, general economic conditions and other risks detailed in the Company's filings with the Securities and Exchange Commission.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED FOR THE THREE AND TWELVE MONTHS ENDED JUNE 30, 2003 AND 2002 (000s omitted except per share amounts)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2003	2002	2003	2002

Net sales	$623,329	$501,437	2,228,519	1,826,188
Cost of sales	434,695	356,207	1,577,372	1,326,317

Gross profit	188,634	145,230	651,147	499,871

Selling, general and administrative expenses	131,806	105,003	484,253	396,650

Operating income	56,828	40,227	166,894	103,221

Other expenses:
Interest expense	5,810	4,733	22,621	22,406
Miscellaneous, net	468	(444)	1,802	638

Income before income taxes	50,550	35,938	142,471	80,177

Income tax expense	13,144	9,834	37,043	22,664

Net Income	$37,406	26,104	105,428	57,513

Basic EPS	$1.16	0.80	3.26	1.78
Diluted EPS	$1.10	0.76	3.10	1.70

Shares outstanding – Basic	32,327	32,500	32,344	32,261
Shares outstanding – Diluted	34,050	34,242	34,024	33,903

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED CONSOLIDATED BALANCE SHEETS (000s omitted)

	June 30,	June 30,
	2003	2002
	----------------	----------------

ASSETS
Current assets
Cash and cash equivalents	$147,911	$116,253
Accounts receivable	363,121	335,019
Inventories	349,626	329,935
Other current assets	106,966	95,556
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Total current assets	967,624	876,763
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Property, plant and equipment, net	393,920	325,812
Goodwill	221,579	199,239
Other assets	120,535	78,466
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Total assets	$1,703,658	$1,480,280
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LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$4,345	$ ----
Current portion of long-term debt	964	4,255
Accounts payable and accrued liabilities	482,101	429,216
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Total current liabilities	487,410	433,471
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Long-term debt	497,759	470,424
Other non-current liabilities	62,704	47,523
Minority interest	----	2,233
Total shareholders’ equity	655,785	526,629
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Total liabilities and shareholders’ equity	$1,703,658	$1,480,280
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